Dated December 10, 2013

Filed Pursuant to Rule 433

Registration Statement No. 333-176885

Supplementing Preliminary Prospectus Supplement Dated

December 10, 2013 and Prospectus Dated September 16, 2011

CubeSmart, L.P.

Pricing Term Sheet

$250,000,000 of 4.375% Senior Notes due 2023

Issuer:	CubeSmart, L.P.

Guarantor:	CubeSmart

Expected Ratings: (Moody’s / S&P)*:	Baa3 / BBB-

Security Type:	Senior Unsecured Notes

Type of Offering:	SEC Registered

Pricing Date:	December 10, 2013

Settlement Date:	December 17, 2013 (T+5)

Maturity Date:	December 15, 2023

Interest Payment Dates:	December 15 and June 15, beginning June 15, 2014

Principal Amount:	$250,000,000

Benchmark:	2.75% due November 15, 2023

Benchmark Price / Yield:	99-18 / 2.801%

Spread to Benchmark Treasury:	+ 170 bps

Yield to Maturity:	4.501%

Coupon:	4.375%

Public Offering Price:	98.995%

Optional Redemption:

The Issuer may redeem the notes, in whole or in part, at any time prior to maturity. If the notes are redeemed before September 15, 2023, the redemption price will equal the greater of: (i) 100% of the principal amount of the notes to be redeemed; and (ii) the sum of the present values of the remaining payments of principal and interest (not including any accrued and unpaid interest to the redemption date) discounted to the redemption date on a semi-annual basis at the applicable treasury rate plus 30 basis points, plus accrued and unpaid interest to, but excluding, the redemption date.

If the notes are redeemed on or after September 15, 2023, the redemption price will equal 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

Extended Settlement:

The Issuer expects that the delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which is the fifth business day following the date of this prospectus supplement (the settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the SEC promulgated under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise at the time of the trade. Accordingly, purchasers who wish to trade the notes prior to the third business day preceding the closing date for the notes will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own adviser.

CUSIP / ISIN:	22966R AB2 / US22966RAB24

Joint Book-Running Managers:	Wells Fargo Securities, LLC Jefferies LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:	Barclays Capital Inc. RBS Securities Inc. Regions Securities LLC SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus if you request from Wells Fargo Securities, LLC by calling toll-free at 1-800-326-5897 or from Jefferies LLC by calling toll-free at 1-877-547-6340 or from Merrill Lynch, Pierce, Fenner & Smith Incorporated by calling 1-800-294-1322.